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NEWS RELEASE
FOR IMMEDIATE RELEASE


               VITAL SIGNS, INC. ANNOUNCES SALES AND EARNINGS FOR
               THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2004

         TOTOWA, N.J., August 12, 2004 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the third quarter and nine months ended June 30, 2004.

            Income from continuing operations was $6,029,000, or $.47 per share, for the third quarter of fiscal 2004, compared to $5,378,000, or $.41 per share for the third quarter of fiscal 2003. Included in the third quarter of fiscal 2004 was a charge for failed acquisition costs that lowered after tax earnings by approximately $128,000. Last year's third quarter results included a number of adjustments that lowered after tax earnings by approximately $1.3 million. See the Notes to the financial tables for additional disclosures relating to these adjustments.

         Net revenues for the third quarter of fiscal 2004 decreased 5.2% (6.1% excluding the favorable effect of foreign exchange) to $45,671,000 as compared to $48,171,000 in the comparable period last year.

         Following are the net revenues by business segment for the third quarter of fiscal 2004 compared to the third quarter of fiscal 2003 (in thousands of dollars):

                                                              NET REVENUES BY BUSINESS SEGMENT
                                                        -------------------------------------------
                                                              FOR THE THREE MONTHS ENDED
                                                                       JUNE 30,
                                                        -------------------------------------------
                                                                                         PERCENT
                                                             2004         2003           CHANGE
                                                        ------------   ----------    --------------
Anesthesia                                                 $20,716      $19,498           6.2%
Respiratory/Critical Care                                   10,132       12,373         (18.1)%
Sleep                                                       10,976       11,810          (7.1)%
Pharmaceutical Technology Services                           3,847        4,490         (14.3%)
                                                           -------      -------         -----
Net Revenues                                               $45,671      $48,171          (5.2)%
                                                           =======      =======         =====

         Anesthesia net revenues increased 6.2% due in part to a 65.0% increase in sales of Limb-O'TM', our patented anesthesia circuit, and a 12.5% increase in sales of our traditional anesthesia circuits. Respiratory/Critical Care net revenues decreased 18.1%. The most significant factor was a decrease of 26.9% during the quarter in our Arterial Blood Gas ("ABG") sales principally related to two large international OEM customers. However, the sales of ABG's are up 2.3% for the fiscal year to date as compared to the same period last year.

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         Net revenues in the Sleep business segment declined 7.1% (a decrease of
10.4% excluding foreign exchange). Net revenues at Sleep Services of America
(SSA), the Company's domestic sleep clinic business, decreased 6.5% as a result of closing certain sleep labs that had not returned the appropriate margins. SSA has experienced a 16.8% sales increase in the continuing sleep centers over the same period of last year. Also in this segment, revenues for Breas, our European manufacturer of personal ventilators and CPAP devices, decreased 7.4% (a decline of 12.8% excluding foreign exchange). The current Breas designs for CPAP and home ventilators do not meet the German H&H reimbursement requirements. Breas distributors are anxiously awaiting the launch of the new family of products, some of which are scheduled to be released in October 2004.

         Sales in the Pharmaceutical Technology Services segment have leveled off to approximately $3.7 to $3.8 million in each of the last three quarters.

         Terry Wall, President and CEO of Vital Signs, commented, "We are pleased with the sales growth of Limb-O and our Anesthesia business segment. Our ongoing cost reduction programs permitted us to make the necessary price concessions to win the Premier awards for anesthesia and resuscitation products without eroding overall profit margins. Based upon Premier Letters of Commitment already in hand, we estimate an additional $3 million in anesthesia annual revenues and $400,000 in resuscitation annual revenues."

         "Our Sleep segment is expected to show significant improvement in fiscal 2005 as Breas' new products begin to be introduced"

         "We continue to project diluted earnings per share from continuing operations for fiscal 2004 to be between $1.74 and $1.77 per share. Projections for fiscal 2005 will be available approximately September 30, 2004."

         Following are the net revenues by business segment for the nine-month periods ended June 30, 2004 and 2003 (in thousands of dollars):


                                                                 NET REVENUES BY BUSINESS SEGMENT
                                                         -----------------------------------------------
                                                                   FOR THE NINE MONTHS ENDED
                                                                           JUNE 30,
                                                         -----------------------------------------------
                                                            2004             2003          PERCENT
                                                                                            CHANGE
                                                         ----------      ------------     ----------
Anesthesia                                                $ 58,715         $ 54,010          8.7%
Respiratory/Critical Care                                   31,919           34,975         (8.7)%
Sleep                                                       34,152           34,950         (2.3)%
Pharmaceutical Technology Services                          11,370           14,357        (20.8)%
Adjustment to rebates                                          --            (3,300)          --
                                                          ---------        --------       --------
Net Revenues                                              $136,156         $134,992          0.9%
                                                          =========        ========       ========


Income from continuing operations was $16,667,000 for the first nine months of fiscal 2004 compared to $13,273,000 for the comparable fiscal 2003 period. Diluted earnings per share from


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continuing operations was $1.29 for the first nine months of fiscal 2004 compared to $1.02 for the comparable period last year. Included in the nine months ended June 30, 2004 were after tax charges totaling approximately $517,000 for failed acquisition costs, inventory adjustments at our Breas subsidiary and costs relating to a previously disclosed special review by the audit committee. Included in the results for the nine months ended June 30, 2003 are after tax adjustments totaling approximately $5.5 million. See the Notes to the financial tables for additional disclosures relating to these adjustments.

         For the nine months ended June 30, 2004 the Company reported a net loss from discontinued operations of $102,000, as compared to a net loss from discontinued operations of $4,502,000 in the comparable period in fiscal 2003.

         As a result, for the nine months ended June 30, 2004, the Company reported net income of $16,565,000, or $1.28 per share on a diluted basis, as compared to $8,771,000, or $.67 per share on a diluted basis, for the first nine months of fiscal 2003.

         For the three and nine months ended June 30, 2004 the company bought back 141,100 shares for $3.8 million and 258,400 shares for $7.6 million, respectively. After the buyback of shares in the three months ended June 30, 2004 the Company's cash increased $5.5 million to $72.5 million. Net cash provided from operations for the three months ended June 30, 2004 was approximately $11.2 million.

         On August 4, 2004 the Board approved a quarterly dividend of $0.06 per share payable on August 31, 2004 to shareholders of record on August 24, 2004.

         All statements in this press release (including without limitation our guidance with respect to anticipated full-year 2004 results, the 2005 performance in our sleep business and projected revenues from Premier sales), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2003.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, Vital Signs provides pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recognized in the October 27, 2003 issue of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


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FOR FURTHER INFORMATION, CONTACT:                    Terry D. Wall, President
                                                            (973) 790-1330
                                                     http://www.vital-signs.com



                                                             vital signs inc.





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                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS
                               STATEMENT OF INCOME

                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                     THREE MONTHS ENDED            NINE MONTHS ENDED
                                                           JUNE 30                     JUNE 30,
                                                    ----------------------    --------------------------
                                                       2004         2003        2004              2003
                                                    ---------    ---------    --------         ---------
Gross revenues                                      $  59,102    $  59,791    $ 174,358        $ 171,538
    Rebates                                           (12,445)     (10,911)     (35,199)         (33,436)
    Other deductions                                     (986)        (709)      (3,003)          (3,110)
                                                    ---------    ---------    ---------        ---------
Net revenues                                           45,671       48,171      136,156          134,992
Cost of goods sold and services provided               21,807       24,388       67,040           68,280
                                                    ---------    ---------    ---------        ---------
Gross Profit                                           23,864       23,783       69,116           66,712

Expenses:
    Selling, general and administrative                12,300       13,083       37,370           37,718
    Research and development                            1,868        1,462        5,407            4,383
    Interest and other (income)/expense, net               71            3          (68)           1,027
    Write-off of China receivable                        --           --           --                553
                                                    ---------    ---------    ---------        ---------
Income from continuing operations
    before income taxes and minority interest           9,625        9,235       26,407           23,031
Provision for income taxes                              3,477        3,750        9,367            9,522
                                                    ---------    ---------    ---------        ---------
Income from continuing operations before minority
    interest                                            6,148        5,485       17,040           13,509
Minority interest                                         119          107          373              236
                                                    ---------    ---------    ---------        ---------
Income from continuing operations                       6,029        5,378       16,667           13,273
Discontinued operations, net                               69       (1,590)        (102)          (4,502)
                                                    ---------    ---------    ---------        ---------
Net income                                          $   6,098    $   3,788    $  16,565        $   8,771
                                                    =========    =========    =========        =========
Earnings (loss) per common share:
Basic:
      Income per share from continuing operations   $    0.47    $    0.42    $    1.30        $    1.03
      Discontinued operations                       $    0.01    $   (0.12)   $   (0.01)       $   (0.35)
                                                    ---------    ---------    ---------        ---------
      Net earnings                                  $    0.48    $    0.30    $    1.29        $    0.68
                                                    =========    =========    =========        =========
Diluted:
      Income per share from continuing operations   $    0.47    $    0.41    $    1.29        $    1.02
      Discontinued operations                       $    0.01    $   (0.12)   $   (0.01)       $   (0.35)
                                                    ---------    ---------    ---------        ---------
      Net earnings                                  $    0.48    $     .29    $    1.28        $    0.67
                                                    =========    =========    =========        =========
Basic weighted average number of shares                12,739       12,922       12,822           12,910
Diluted weighted average number of shares              12,830       12,990       12,946           12,991







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                                VITAL SIGNS, INC.
                              FINANCIAL HIGHLIGHTS

                            BALANCE SHEET HIGHLIGHTS:

                                                                              (In Thousands)
                                                                                (Unaudited)
                                                                                  June 30,
                                                                   ------------------------------------------
                                                                          2004                 2003
                                                                   ------------------------------------------
    Cash and cash equivalents                                          $ 72,530             $ 51,209
    Accounts Receivable                                                  27,043               30,443
    Inventory                                                            19,407               22,171
                                                                       --------             --------
    Current Assets                                                      123,435              114,712
                                                                       --------             --------
     Total Assets                                                      $228,941             $221,461
                                                                       --------             --------

    Current Liabilities                                                $ 15,273             $ 20,571
                                                                       --------             --------
    Total Liabilities                                                    15,273               21,876
                                                                       --------             --------
    Shareholders equity                                                $210,396             $196,697
                                                                       ========             ========







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NOTES:

       1. During the third quarter of fiscal 2004, the Company expensed $197,000 ($128,000 after tax) of costs related to a failed acquisition attempt to other expense. These expenses were allocated to the anesthesia and respiratory/critical care segments.

       2. During the third quarter of fiscal 2003, the Company wrote-off certain inventory amounting to $647,000 ($420,000 after tax). A total of $397,000 related to the Respiratory / Critical Care segment of the Company's business and $250,000 related to the Company's Breas subsidiary, a part of the Company's sleep segment. Also, in the third quarter of fiscal 2003, the Company expensed to cost of goods sold, $243,000 ($158,000 after tax) for a twelve-month volume related expense adjustment from a supplier, which was also allocated to the anesthesia and respiratory/critical care segments.

       3. During the third quarter of fiscal 2003 accounting and legal expenses of $262,000 ($170,000 after tax) were incurred in connection with the Audit Committee review and related proceedings of a complaint filed against the Company and two of its officers. At the request of management, the Company's Audit Committee hired outside independent accountants and legal counsel to review the matters alleged by the plaintiff, a former CFO of the Company. These expenses were included in selling, general and administrative expenses and were allocated (on a net sales basis) to the anesthesia and respiratory/critical segments.

       4. During the third quarter of fiscal 2003, as a result of a review of the Company's tax returns, certain state tax returns for prior periods were re-filed, resulting in an incremental tax expense of $500,000, and interest expense of $70,000 ($46,000 after tax) during the third quarter of fiscal 2003. The Internal Revenue Service (IRS) had been performing, in their normal course, an examination of the Company's 1997, 1998 and 1999 Federal tax returns. As a result of views expressed by the IRS, the Company increased its tax provision in the second quarter of fiscal 2003 by $1,081,000, and increased interest expense by $650,000 ($423,000 after tax) for the related interest due. An additional $40,000 ($26,000 after tax) was charged to interest expense in the third quarter of fiscal 2003. On October 6, 2003, the Company finalized the IRS tax audit for the years 1997, 1998 and 1999.

       5. During the second quarter of fiscal 2004, the Company's Breas subsidiary expensed $363,000 ($236,000 after tax) consisting of $175,000 of discontinued product inventory, $94,000 of estimated costs for a field upgrade, and $94,000 to increase the reserve for service stock inventory. These expenses were allocated to the Company's Sleep segment.

       6. During the first quarter of fiscal 2004, included in selling, general and administrative expenses are $235,000 ($153,000 after tax) of expenses related to a special review performed by the Company's Audit Committee, and $139,000 ($90,000 after tax) of unamortized cost related to the prepayment of the Company's Industrial Revenue Bond of $1,500,000. These expenses were allocated to the anesthesia and respiratory/critical care segments.

       7. During the second quarter of fiscal 2003, the Company reviewed and adjusted its estimate for rebates due to distributors. In general, the end-user is entitled, on a case-by-case basis, to a price lower than the Company's established price. Accordingly, the Company owes the distributor a rebate--the difference between the established price and the lower price to which the end user is entitled--upon the Company's receipt of the documentation from the distributor. At the time that the distributor remits payment to the Company for the products purchased, the distributor deducts an amount for the related rebates. The allowance for rebates is recorded at the time the Company records the revenue for the product shipped to the distributor. The rebate is recorded as a sales allowance, as a reduction of net revenue. Based on the Company's review in the second quarter of fiscal 2003, the Company recorded an additional allowance for rebates of $3,300,000 ($2,145,000 after tax) in the second quarter of fiscal 2003 to assure that Vital Signs established an appropriate reserve for rebate claims.

       8. During the second quarter of fiscal 2003, the Company concluded that it would be unable to collect its remaining receivable under normal terms from its China distributor, and provided a reserve against the receivable balance of $553,000 ($359,000 after tax). In May 2003, the Company retained counsel in China to commence certain legal actions against its distributor in China to collect its receivable.






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       9. In the second quarter of fiscal 2003, the Company incurred $322,000
($209,000 after tax) of expenses relating to costs for a public offering that was discontinued due to market conditions.